Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (333-150746) of Etelos, Inc. of our report dated March 17, 2010 relating to the financial statements which appear in this annual report on Form 10-K.

/s/ STONEFIELD JOSEPHSON, INC.
Stonefield Josephson, Inc.

San Francisco, California
March 17, 2010